Project Oar PIK Noteholder Proposal March 17, 2017 Exhibit 99.2

1 The PIK Noteholders have put together a proposal that provides the Company with key benefits. Runway Extension May 1, 2019 Holdco PIK Note maturity $669mm, assuming security accretes until maturity Capture Discount Assuming ongoing 0.25% amortization per quarter until May 1, 2019 PIK Noteholder Counterproposal Overview OBJECTIVES Status QUO Proposal BENEFIT IPCo maturity on September 15, 2021 $250mm Company obtains longer runway to facilitate turnaround Maturity extended by 28.5 months Maturity obligation lower by $419mm $2.158 billion of securities senior to equity in 2019 $1.489bn of Term Loan(1) $669mm of fully accreted PIK note $1,969 billion of securities senior to equity in 2019 $1.489bn of Term Loan $250mm of IPCo security $230mm of fully accreted preferred securities Company captures $189mm of discount

Terms Consideration for Exchange Assuming minimum participation percentage in the exchange, proposal includes: No cash consideration $250 million of IPCo notes on terms described below $200 million of preferred security junior to the J.Crew Group Term Loan 5% of equity Minimum Participation 95% Participation Terms for IPCo Debt Issuer J.Crew Brand, LLC; J.Crew Brand Corp Guarantors J.Crew Domestic Brand, LLC; J.Crew International Brand, LLC; J. Crew Brand Intermediate, LLC Maturity September 15, 2021 (6 months after Term Loan maturity) Interest Rate 15% Principal $250 million Redemption No redemption prior to maturity Covenants Permitted Indebtedness: None, other than to refinance the IPCo Notes Permitted Liens: None, except for customary immaterial liens Permitted Investments: None, other than cash and cash equivalents Sales/Sale-Leasebacks: None Restricted Payments: None, other than IPCo can make restricted payments in cash to Group (i) for IPCo tax obligations and (ii) in an amount to be agreed Business: Cannot conduct any business other than ownership of its IP assets Subsidiaries: Cannot create any subsidiaries Security Interest First lien on all IP assets invested in IPCo First lien on all other assets of the Issuers and the Guarantors, including cash Pledge of 100% of the stock in IPCo and all of its subsidiaries Other Any failure to pay the licensing fee under the IP Licensing Agreement when due shall be an event of default Other usual and customary events of default Other terms and conditions and implementation mechanics acceptable to the Ad Hoc Committee. IP Licensing Agreement to be amended in a manner acceptable to the Ad Hoc Committee Upon issuance and thereafter, Notes will be registered and publicly tradeable PIK Noteholder Counterproposal 2 PIK Noteholder Ad Hoc Group (March 17, 2017)

Terms Terms for Preferred Shares Issuer Chinos Intermediate Holdings B, Inc.(1) Amount $200 million Interest Rate 5% cash interest per annum, payable semi-annually, and 7% PIK interest per annum, payable semi-annually Company / Sponsor Repurchase Right The Company / Sponsor can repurchase the full $200 million of preferred shares, plus accrued and unpaid PIK interest, at par (“Repurchase Right”) at any time Shareholder Agreement Restrictions Covenants prohibiting: (i) structurally senior debt; (ii) liens; (iii) investments; (iv) restricted payments Management Incentive Program Management shall receive a MIP in the form of TBD convertible preferred shares Governance Governance terms to be agreed upon Terms for Common Equity Issuer Chinos Holdings, Inc. Amount 5% of common equity PIK Noteholder Counterproposal (Cont’d) 3 PIK Noteholder Ad Hoc Group (March 17, 2017) Issuer to be determined.